Exhibit 99.1

Aduro Biotech Announces Corporate Restructuring

January 9, 2020

BERKELEY, Calif., Jan. 09, 2020 (GLOBE NEWSWIRE) – Aduro Biotech, Inc. (NASDAQ: ADRO), a clinical-stage biopharmaceutical company focused on developing therapies targeting the immune system cGAS-STING and APRIL pathways for the treatment of cancer, autoimmune and inflammatory diseases, today announced a restructuring plan to further extend the company’s operating capital and align personnel towards executing its clinical development strategy.

Following a detailed review of its operations and growth opportunities, Aduro intends to reduce its current workforce by 51 employees (approximately 59 percent) across the organization, minimize its corporate facilities footprint and shut down the Aduro Biotech Europe headquarters in Oss, The Netherlands by the end of the third quarter of 2020. The reduction in ongoing operating expenses is expected to extend the Company’s cash runway. Further details on the financial implications of the corporate restructuring will be included in the company’s 2019 Annual Report, on Form 10-K and the Company’s other filings to be filed with the Securities and Exchange Commission.

“Upon conducting a thorough analysis of our STING and APRIL programs and our cGAS-STING collaboration with Eli Lilly, as well as consideration of our current resources, Aduro’s Executive Team and Board determined implementing changes to reduce operating expenses and extend our cash runway is critical to our business,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “We are creating a more streamlined organization by focusing on generating clinical data and identifying candidates for the cGAS program to bring forward into development. While this means that we are not able to retain the entirety of our current workforce, Aduro continues its development and research efforts supported by an incredibly talented team that is fully invested in the future of the Company.”

About Aduro

Aduro Biotech, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies that are designed to harness the body’s natural immune system for the treatment of patients with challenging diseases. Aduro’s product candidates in the Stimulator of Interferon Genes (STING) and A Proliferation Inducing Ligand (APRIL) pathways are being investigated in cancer, autoimmune and inflammatory diseases. ADU-S100 (MIW815), which potentially activates the intracellular STING receptor for a potent tumor-specific immune response, is being evaluated in a Phase 2 clinical trial in combination with pembrolizumab, an approved anti-PD-1 antibody, as a first-line treatment for recurrent or metastatic head and neck squamous cell carcinoma. BION-1301, a first-in-class humanized IgG4 monoclonal antibody that fully blocks APRIL binding to both the BCMA and TACI receptors, is being evaluated in IgA nephropathy. Aduro is collaborating with a number of leading global pharmaceutical companies to help expand and drive its product pipeline. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our current intentions or expectations concerning, among other things, the potential for our technology, continued advancement of our programs, the anticipated reduction in our operating expenses and extension of our cash runway, the creation of a more streamlined organization, the timing and scope of the reduction in force and the timing of disclosure of the financial implications of the restructuring, our ability to generate clinical data for our STING and APRIL programs, our ability to identify candidates for the cGAS program to bring forward in development, the investment of our team and collaborations with leading global pharmaceutical companies to help expand and drive our product pipeline. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, the success of our restructuring, including our ability to focus on generating clinical data and identifying candidates for the cGAS program and our ability retain senior management and other highly qualified personnel, and our ability to obtain and adequately protect intellectual property rights for our product candidates. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2019, on file with the Securities and Exchange Commission (SEC), and our other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Noopur Liffick

510-809-2465

investors@aduro.com

press@aduro.com

Source: Aduro Biotech, Inc.